                                                                    EXHIBIT 23.7


                   CONSENT OF COUNSEL TO THE AUDIT COMMITTEE
                   OF THE BOARD OF DIRECTORS OF MATTEL, INC.

        We hereby consent to the reference to our name as having prepared the report referred to in the last paragraph under the caption "Special Considerations" in the Prospectus dated February 14, 1997, included in the Registration Statement of Mattel, Inc. In giving such consent, we do not thereby admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933 or in the category of persons whose consent is required under
Section 7 of such Act.

                                        DAVIS POLK & WARDWELL

                                        /s/ Davis Polk & Wardwell
                                        ----------------------------------
February 12, 1997